                                                                       EXHIBIT 6


                           SOFTWARE LICENSE AGREEMENT
                           --------------------------

THIS AGREEMENT is entered into this May 31st, 1999.

BETWEEN: Healthnet USA Inc. with offices at Suite 301, 1201 West Pender Ave., Vancouver, British Columbia, Canada.
          (the "Licensee")

       AND

          Webcast Systems Inc. with offices at Suite 503, 555 West Hastings Street, Vancouver, British Columbia, Canada.
          ("Webcast")

       WHEREAS,

          A. Webcast owns rights to Internet E-Community software (the "Software");
          B.   Webcast wishes to license the Software to other companies;
          C. Webcast wishes to provide a complete computer hardware and software package that the Licensee may use to operate a vertical Internet portal community;
          D. The Licensee wishes to license the Software and make use of Webcast's computer hardware in order to operate a vertical Internet portal community;

NOW THEREFORE, in consideration of the premises and mutual covenants herein set forth, the parties agree as follows:


1.       GENERAL PROVISIONS
         ------------------

         1.1. DEFINITIONS

              1.1.1. "Licensed Software" shall mean a licensed data processing program or micro program consisting of a series or sequence of signals, or instructions, statements, or fonts stored on any media in machine readable form, and any related license.

              1.1.2. "Customer Information" shall mean all data collected and stored in respect of customers including, without limiting the generality of the foregoing, name, address, phone and fax number, e-mail address, credit card numbers and expiration dates or information on other types of payments.


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              1.1.3. "Confidential Information" shall mean material in the possession of Webcast which is not generally available to or used by others or the utility or value of which is not generally known or recognized as standard practice, including, without limitation, all financial business and personal data relating to Webcast's clients any non-public information about affiliates, subsidiaries, consultants and employees of Webcast or it's affiliates, business and marketing plans, strategies and methods, studies, charts, plans, tables and compilations of business industrial information, computer software and computer technology whether patentable, copyrightable or not, which is acquired or developed by or on behalf of Webcast or its affiliates from time to time.


         1.2. RIGHT TO AUDIT

              1.2.1. The Licensee shall, within reason, have the right, without prior notice to Webcast to inspect and audit all Webcast's business, accounting and supporting records which are necessary for purposes of determining Webcast's compliance with the terms of this Agreement. Webcast shall fully co-operate with any independent chartered accountants or certified public accountants hired by the Licensee to conduct any such inspection or audit. If any such inspection or audit discloses an under statement of less than 3% for any period, Webcast shall pay, within ten days after receipt of the inspection or audit report, the sums due on account of such understatement with interest calculated at U.S. prime plus one percent. Further, if such inspection or audit is made necessary by failure of Webcast to furnish invoice reports or any other documentation as herein required, or if an understatement for any period is determined by such inspection or audit to be 3% or greater, Webcast shall, on demand and in any event within the said ten days, in addition to paying the sums due on account of such understatement, also reimburse for the cost of such inspection or audit, including without limitation, the charges of any independent chartered accountants or certified public accountants retained by the Licensee in connection with such audit or inspection and the reasonable travel expenses, room, board and compensation of employees of the Licensee.

              1.2.2. The Licensee's right to audit records shall only extend to records that date back no more than two of Webcast's fiscal years prior to the date Webcast receives notice of an impending audit.

         1.3. INDEMNIFICATION

              1.3.1. The Licensee acknowledges and agrees that neither Webcast nor any of its members, shareholders, directors, officers, employees or representatives (the "Indemnified Parties") will be liable to the Licensee or any of the Licensee's customers for any special, indirect, consequential, punitive or exemplary damages, or damages for loss of profits or savings, in connection with this Agreement, the services or the Hardware or any other information, material or services provided by Webcast to the Licensee under this Agreement.


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         1.4. DISRUPTIONS

              1.4.1. The Licensee acknowledges that from time to time, as a result of Hardware failure, supplier failures, or acts of god, the services provided under this Agreement by Webcast can be temporarily disrupted. The Licensee acknowledges and agrees that neither Webcast nor any of its members, shareholders, directors, officers, employees or representatives will be liable to the Licensee or any of the Licensees customers for any specific, indirect, consequential, punitive or exemplary damages, or damages for loss of profits or savings, in connection with these temporary disruptions. For the purpose of this section, if the services provided under this Agreement by Webcast are temporarily disrupted for a period of seven days or more, the minimum monthly fees as calculated in section l.7.2 shall be reduced on a pro rata basis.

         1.5. CONDITIONS OF LICENSE

         This license is granted under the following conditions:

              1.5.1. The Licensee acknowledges that its rights in and to the
                     Licensed Software may not be assigned, licensed or otherwise transferred by operation of law without the prior written consent of Webcast, unless such transfer is to any corporation which controls, is controlled by or is under common control with the Licensee. Violation of this section is grounds for immediate termination of this Agreement.

              1.5.2. Copyright and other proprietary rights of Webcast protect the Licensed Software. The Licensee may be held directly responsible for acts relating to the Licensed Software which are not authorized by this Agreement.

              1.5.3. All right, title and interest in and to the Licensed
                     Software, and any copies thereof, and all documentation, code and logic, which describes and/or comprises the Licensed Software remains the sole property of Webcast.

              1.5.4. Webcast shall not be responsible for failure of performance of this Agreement due to causes beyond its control, including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, acts of God, and similar occurrences.

              1.5.5. The Licensee acknowledges that this is an exclusive
                     Agreement in the consumer health vertical market, and that Webcast will license the Licensed Software to as many other parties in other vertical markets, as are willing to enter into a licensing agreement with Webcast.


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              1.5.6. The Licensee shall be responsible for ensuring that it is operating the Licensed Software in compliance with any and all applicable state, provincial, national, and international laws.

              1.5.7. The Licensee has the right to host the Licensed Software with an alternative hosting service. The Licensee must give Webcast 60 days notice of its intent to use alternative hosting services.


         1.6. TERM AND TERMINATION

              1.6.1. This Agreement shall commence and be deemed effective on the date when fully executed (the "Date"). This Agreement is in effect for a period of one year (the "Term") and shall be automatically renewed indefinitely with additional one year terms unless the Licensee gives written notice of termination of this Agreement at least 45 days prior to the end of any one year period.

              1.6.2. Webcast may terminate this Agreement at any time upon 30 days notice if the Licensee is more than 30 days in arrears in paying any material monthly fees due and owing to Webcast. The Licensee shall be allowed to cure the breach during the notice period, thus pre-empting Webcast's ability to terminate this Agreement in accordance with this section. The arrears contemplated in this section must be of a material amount for the rights conferred in this section to be used by Webcast. For the purposes of this section, material shall mean anything greater than 5% of the previous month's fees.

              1.6.3. Webcast may terminate this Agreement at any time upon 5 days notice if the Licensee becomes bankrupt or insolvent or ceases carrying on business for any reason.

              1.6.4. Webcast may terminate this Agreement at any time upon 30 days notice if Webcast, or any of its principals, officers or directors becomes the subject of third party civil or criminal litigation as a result of the Licensee's operations under this Agreement. The litigation contemplated herein must be material and found to be of a serious nature by independent legal counsel.

              1.6.5. The Licensee may terminate this Agreement at any time upon five days notice if Webcast becomes bankrupt or insolvent or ceases carrying on business for any reason.

              1.6.6. The Licensee may, inter alia, terminate this Agreement at any time upon five days notice if Webcast is materially in breach of this Agreement for more than 30 days. Webcast shall be allowed to cure the breach during the notice period, thus pre-empting the Licensee's ability to terminate this Agreement in accordance with this section.


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              1.6.7. Upon termination of this Agreement, the Licensee shall immediately return to Webcast any and all of Webcast's materials in which Webcast has a proprietary right in that are in the Licensee's possession and/or in the possession of the Licensee's agents, servants and employees.

              1.6.8. Upon termination of this Agreement, all Customer
                     Information shall be given to the Licensee and Webcast shall not make use of or disclose any Customer Information to any third party.


         1.7. REMUNERATION

              1.7.1. The Licensee shall pay to Webcast a onetime license fee of
                     $100,000 U.S. for the License to use the Software and setup of the E-Community architecture and site. This payment shall be paid in accordance with Schedule A.

              1.7.2. Notwithstanding any amount due and owing in accordance with
                     Schedule A of this Agreement, the Licensee shall pay to Webcast a minimum of $5,000 per month for server hosting of the Licensee's E-Community website. This payment shall be paid in accordance with Schedule B.


         1.8. CONFIDENTIALITY

              1.8.1. The Licensee shall not disclose, publish, or disseminate
                     Confidential Information to anyone other than those of its employees or others with a need to know, and the Licensee agrees to take reasonable precautions to prevent any unauthorized use, disclosure, publication, or dissemination of Confidential Information. The Licensee agrees not to use Confidential Information otherwise for its own or any third party's benefit without the prior written approval of an authorized representative of Webcast in each instance.

              1.8.2. Webcast shall not disclose, publish, or disseminate
                     Customer Information to anyone other than those of its employees with a need to know, and Webcast agrees to take reasonable precautions to prevent any unauthorized use, disclosure, publication, or dissemination of Customer Information. Webcast agrees not to use Customer Information otherwise for its own or any third party's benefit without the prior written approval of an authorized representative of the Licensee in each instance.


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              1.8.3. All Confidential Information and any derivatives thereof whether created by Webcast remains the property of Webcast and no license or other rights to Confidential Information is granted or implied hereby. For purposes of this Agreement, "derivatives" shall mean: (a) for copyrightable or copyrighted material, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted; (b) for patentable or patented material, any improvement thereon; and (c) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.

              1.8.4. Notwithstanding anything in this Section 1.8, Webcast shall be allowed to use Customer information for the purpose of fulfilling its reporting obligations as a public company. Webcast shall also be allowed to use Customer Information in a statistical form so long as it does not identify individuals or specific companies.

              1.8.5. The Licensee shall not disclose the contents of this
                     Agreement to any third party who is not bound to maintain confidentiality between the parties. The Licensee acknowledges that disclosure of the terms of this Agreement to third parties would cause considerable damage to Webcast.


2.       OBLIGATIONS OF WEBCAST
         ----------------------

         2.1. HARDWARE (If Licensed Software is hosted by Webcast)

              2.1.1. Webcast shall supply the Hardware as defined in Schedule B.

              2.1.2. Webcast shall maintain the Hardware and pay all costs for maintaining and/or upgrading the Hardware

              2.1.3. Webcast shall supply the office space required to house the
                     Hardware at no cost to the Licensee.

              2.1.4. The Hardware shall, at all times, remain the property of
                     Webcast.

              2.1.5. Webcast shall supply an appropriate connection to the
                     Internet with sufficient bandwidth to properly operate the Licensed Software. The Licensee shall pay for all bandwidth associated with customers of the Licensee's E-Community Internet site. Bandwidth shall be charged to the Licensee at market rates.

              2.1.6. Webcast shall maintain a redundant server hardware
                     configuration.


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              2.1.7. Webcast shall make all reasonable efforts to repair and correct any problems arising under Webcast's areas of responsibility that may arise from time to time which would cause it to be unable to perform its' obligations under this Agreement (see section 1.5.4).

              2.1.8. Webcast shall notify the Licensee of any problems that may arise from time to time and shall keep the Licensee apprised of any efforts undertaken to rectify the problem.


         2.2. THE LICENSED SOFTWARE

              2.2.1. Webcast shall install the Licensed Software on the
                     Hardware.


              2.2.2. Webcast shall allow all of the Licensee's customers and all persons who seek to be Licensee's customers Internet access to the Licensed Software.

              2.2.3. Webcast may from time to time, at its discretion, create additional E-Community Utilities which can be added to the Licensed Software. If additional E-Community Utilities become available the Licensee may request to have the additional Utilities added to the Licensed Software at an additional license and setup cost.

              2.2.4. Notwithstanding anything stated in this section 2.2, any changes requested by the Licensee to be made to the graphics portion of the Licensed Software shall be charged to the Licensee at market rates or supplied by the Licensee, whichever the Licensee prefers.

              2.2.5. Webcast shall only be required to provide the Licensed
                     Software in the English language only.

              2.2.6. Webcast will provide all upgrades of the Licensed Software that do not require changes to the graphical interface, at no charge to the Licensee.

              2.2.7. All upgrades are to be made available to the Licensee within 30 days of the completion of testing.


         2.3. TECHNICAL SUPPORT

              2.3.1. Webcast shall supply 24 hour technical support to the
                     Licensee only.

              2.3.2. Webcast shall make the technical support available via the
                     Internet and via telephone lines.


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         2.4. ACCOUNTING (TRANSACTION AND HOSTING COSTS)

              2.4.1. The Licensee shall pay a flat fee of $100.00 US plus all reasonable hourly administration fees and disbursements, including printing, photocopy and shipping costs, each time accounting information is requested. Administration fees shall be paid out at market prices. No fees are payable for regular accounting information provided to the Licensee for the purpose of calculating Net Revenue.

              2.4.2. Webcast shall supply a complete accounting record, as defined by Webcast and the Licensee from time to time, of the previous month's activity relating to the Licensed Software within ten working days of the end of each month. The accounting records shall be delivered either by facsimile or by e-mail.

              2.4.3. Webcast shall have the right to utilize the accounting information for statistical and reporting purposes provided specific information about the Licensee is not disclosed

              2.4.4. Webcast shall archive and maintain the accounting
                     information for a period of 2 fiscal years.


         2.5. CUSTOMER DATA

              2.5.1. Webcast shall maintain a database containing the Customer
                     Information.

              2.5.2. The Customer Information shall remain the property of the
                     Licensee.

              2.5.3. Webcast shall provide daily interim Customer Information reports, as defined by jointly by Webcast and the Licensee from time to time.

              2.5.4. The Licensee shall pay a flat fee of $100.00 US plus reasonable hourly administration fees and disbursements including printing, photocopy and shipping costs, each time additional Customer Information is requested. Administration fees shall be paid out at market prices.

              2.5.5. Webcast shall archive and maintain the Customer Information for a period of two years.

              2.5.6. Webcast, in its discretion, may destroy any portion of the
                     Customer Information that Webcast deems to be no longer relevant.


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2.5.7.         The Licensee shall be given thirty days written notice prior to the destruction of any Customer Information. The Licensee may choose to archive information about to be destroyed, at its own facility's.


3.       OBLIGATIONS OF THE LICENSEE
         ---------------------------

         3.1. MERCHANT NUMBERS

              3.1.1. The Licensee shall be responsible for obtaining and maintaining appropriate merchant numbers for the processing of Visa, Master Card, American Express Card and any other credit card or payment mechanism the Licensee may wish to use in connection with the Licensed Software.

         3.2. MARKETING

              3.2.1. The Licensee shall be responsible for all marketing of the services offered through the Licensed Software.

              3.2.2. The Licensee shall be responsible for all aspects of customer service, including but not limited to dealing with customer complaints.

         3.3. THE WEB SITE

              3.3.1. The Licensee shall pay for any and all Uniform Resource
                     Locators ("URLs") that the Licensee deems necessary to properly market the Licensed Software.

              3.3.2. The Licensee shall have the right to add as many URL's that are dedicated solely to the promotion of the Licensee's site as the Licensee deems necessary.

              3.3.3. The Licensee shall have the right to make any changes to the websites the Licensee feels appropriate. All changes that are effected by Webcast will be charged to the Licensee at market rates.

              3.3.4. If requested, Webcast shall construct and maintain any and all additional websites the Licensee deems necessary for the marketing of the Licensed Software. All work done to build additional websites shall be charged to the Licensee at market rates.

              3.3.5. Webcast shall not in any way be responsible for the design of the websites utilized by the Licensee, unless the Licensee contracts Webcast to do so.

              3.3.6. The Licensee shall include in their Terms and Conditions for the Licensed Software the Terms and Conditions as attached as Schedule C that are recommended by Webcast. The Licensee may embellish or add to these Terms and Conditions. If the Licensee does not implement the minimum required Terms and Conditions, in so far as the Terms and Conditions would have protected the Licensee, Webcast shall not be responsible to the Licensee, notwithstanding anything in this Agreement.


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4.       STANDARD CLAUSES
         ----------------

         4.1. NOTICES

         Unless otherwise provided in this Agreement, any notice provided for under this Agreement shall be in writing and shall be sufficiently given if delivered personally, or if transmitted by facsimile with an original signed copy delivered personally within twenty-four hours thereafter, or mailed by prepaid registered post addressed to Webcast at its respective addresses set forth below or at such other than current address as is specified by notice.

     To Webcast:      PO Box 12114
                      555 West Hastings Street
                      Suite 503, Spencer Wing
                      Vancouver, British Columbia  V6B 4N6
                      Attention: Paul Harris
                      Fax: (604) 943-6680

 To the Licensee:     Suite 301, 1201 West Pender
                      Vancouver, British Columbia
                      Attention: Grant Johnson
                      Fax: (604) 669-1359



         4.2. ENTIRE AGREEMENT AND SCHEDULES

         The parties agree that this Agreement and its Schedules constitute the complete and exclusive statement of the terms and conditions between the Licensee and Webcast covering the performance hereof and cannot be altered, amended or modified except in writing and executed by an authorized representative of each party. The Licensee further agrees that any terms and conditions of any purchaser order or other instrument issued by the Licensee in connection with this Agreement which are in addition to or inconsistent with the terms and conditions of this Agreement shall not be binding on Webcast and shall not apply to this Agreement.

         4.3. GOVERNING LAW AND ARBITRATION

         This Agreement and all Schedules shall be governed by and construed in accordance with the laws of the Country of Canada and the Licensee hereby attorns to the jurisdiction of the courts of British Columbia notwithstanding any other provision expressed or implied in either the Agreement or the Schedules.

         Any dispute in connection with this Agreement shall be settled by arbitration in accordance with the Arbitration Act of British Columbia, however, should any dispute arise under this Agreement, the parties shall endeavor to settle such dispute amicably between themselves. In the event that the parties fail to agree upon an amicable solution, such dispute shall be finally determined by arbitration as aforesaid.


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         4.4. GOOD FAITH

         The parties acknowledge to one another that each respectively intends to perform its obligations as specified in this Agreement in good faith.

         4.5. PARTIES TO ACT REASONABLY

         The parties agree to act reasonably in exercising any discretion, judgment, approval or extension of time that may be required to effect the purpose and intent of this Agreement. Whenever the approval or consent of a party is required under this Agreement such consent shall not be unreasonably withheld or delayed.

         4.6. TIME TO BE OF THE ESSENCE

         Time is of the essence.

         4.7. NUMBER AND GENDER

         In this Agreement the use of the singular number includes the plural and vice versa the use of any gender includes all genders, and the word "person" includes an individual, a trust, a partnership, a body corporate and politic, an association and any other incorporated or unincorporated organization or entity.

         4.8. CAPTIONS

         Captions or descriptive words at the commencement of the various sections are inserted only for convenience and are in no way to be construed as a part of this Agreement or as a limitation upon the scope of the particular section to which they refer.

         4.9. NON-ASSIGNABILITY

         This Agreement is personal to the Licensee, except as provided in 4.11 and the Licensee may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent from Webcast.

         4.10. BENEFIT

         This Agreement shall ensure to the benefit of and be binding upon the Licensee, its successors and assigns. The Licensee may delegate the performance of any of its obligations hereunder to any corporation which controls, is controlled by or is under common control with the Licensee.


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         4.11. WAIVER

         No condoning, excusing or waiver by any party hereto of any default, breach of non-observance by any other party hereto, at any time or times with respect to any covenants or conditions herein contained shall operate as a waiver of that party's rights hereunder with respect to any continuing or subsequent default, breach or nonobservance, and no waiver shall be inferred from or implied by any failure to exercise any rights by the party having those rights.

         4.12. FURTHER ASSURANCE

         Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and to do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

         4.13. CUMULATIVE RIGHTS

         All rights and remedies of Webcast are cumulative and are in addition to and shall not be deemed to exclude any other rights or remedies allowed by law except as specifically limited hereby. All rights and remedies may be exercised concurrently.

         4.14. PRIOR AGREEMENTS

         Except as specifically provided for herein this Agreement, including its schedules, contains all of the terms agreed upon by the parties with respect to the subject matter herein and supersedes all prior agreements arrangements and understandings with respect thereto, whether oral or written.

         4.15. SEVERABILITY

         If any part of this Agreement is unenforceable because of any rule of law or public policy, such unenforceable provision shall be severed from this Agreement, and this severance shall not affect the remainder of this Agreement.

         4.16. NO PARTNERSHIP

         Notwithstanding anything in this Agreement, no part of this Agreement, nor the Agreement as a whole shall be construed as creating a partnership or agency relationship between the parties. If any part of this Agreement should be construed as forming a partnership or agency relationship, that part shall be amended such that no partnership or agency relationship is created but that part achieves what it was originally intended to achieve.

         4.17. DOLLAR AMOUNTS

         All references to money or specific dollar amounts in this Agreement are in United States Dollars.


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 IN WITNESS WHEREOF the parties have executed this Agreement on the date first written above.

                                                      WEBCAST SYSTEMS INC.

 /s/  "Jeffrey Conatser                     Per:       /s/   "Paul Harris"
 -----------------------------------            --------------------------------
 Witness

 /s/  "Jeffrey Conatser                     Per:       /s/   "Phil Cox"
 -----------------------------------            --------------------------------
 Witness




                                            The Licensee:  HEALTHNET USA INC.


 /s/  "C. J. Lanfranco"                     Per:       /s/   "Grant Johnson"
 -----------------------------------            --------------------------------
 Witness


 /s/  "C. J. Lanfranco"                     Per:       /s/   "Douglas Bolen"
 -----------------------------------            --------------------------------
 Witness


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                                   SCHEDULE A
                                   ----------


 Consulting                                                    $100,000

         Webcast will assist the Licensee in defining the functional specification of their vertical Internet community portal, revenue model opportunities, management of website design and interface, and project management. Webcast will also assist in the development of strategic partnership opportunities.

 The Licensee agrees to pay Webcast fees according to the following:

 Software License Fee (one time payable)
         Setup Fee (up front)                                   $25,000
         4 monthly payments                                     $18,750

 Total Software License Fee                                    $100,000

 Customization

         All customization to the software that is requested by the Licensee will be charged out at current market rates.


                            SCHEDULE OF MARKET RATES
                            ------------------------


 The Market rates as set out in this schedule and referred to in this Agreement are subject to change without notice to the Licensee.

           3D graphics and animation:                          $125.00 per hour
           Graphic design:                                     $75.00 per hour
           Programming:                                        $125.00 per hour
           Quality Assurance and testing:                      $40.00 per hour


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                                   SCHEDULE B
                                   ----------

                     SERVER HOSTING CONFIGURATION AND COSTS

The cost for hosting the Licensed Software is determined by the following formula with a minimum cost of $5,000 per month.

         A. PER MEMBER PER YEAR HOSTING COST - of $3.60 per member per year ($0.30 per member per month) for the first 50,000 members, $3.00 per member per year ($0.25 per month) up to 100,000 members, and $2.40 per member per year ($0.20 per member per month) over 100,000 members. This base costing includes 5MB of storage and 5MB of bandwidth usage per member per month, plus their usage of all the member account utilities.

ADDITIONAL MEMBER STORAGE - Additional member storage and bandwidth are available and can be offered to members separately or in conjunction with membership packages.

UPGRADE PACKAGE 1: 20MB of storage and 20MB of upload/download bandwidth per month will be offered to members at a minimum cost of $12.00 per year.

UPGRADE PACKAGE 2: 40MB of storage and 40MB of upload/download bandwidth per month will be offered to members at a minimum cost of $20.00 per year.

Healthnet would receive 20% of all upgrade fees and there would be not be a per member fee for all members who purchase upgrade storage packages.

OVERALL SITE USAGE ( independent of members ) - 50 GB of bandwidth per month, 20 GB of storage and hosting in our 7 X 24 webcasting facility are included in the above hosting fee. Additional bandwidth would be charged at $250 per 20 GB per month.


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 HARDWARE CONFIGURATION

The Webcast Systems e-Community Management and Development Platform (CMDP) provides a fully scalable system architecture. It is efficient enough to be run from a single server handling 100s of members a day or it can be scaled to a multiple server configuration meeting the needs of millions of visitors.

e-Communities and their members require AVAILABILITY, PERFORMANCE and SCALABILITY, throughout the life cycle of the e-community. This is no simple matter since today's e-communities and their members require powerful utilities and services including dynamic content and e-commerce, not just the static web pages of the past.

The CMDP architecture uses accepted industry standards and is not dependant upon any certain manufacture's hardware or software technology to accomplish this goal. Instead it combines the best design principles and technologies available to meet the growing demands and needs for the content and activities of each e-community. Making sure the community is always available to the members, with a level of performance that exceeds their expectations.


                                          INCLUDES:

                                          LOAD BALANCED WEB APPLICATION SERVERS:
                                          Windows NT Server Enterprise Edition
                                          running Microsoft Internet Information
           [Hardware                      Server
           Configuration
           Graphic                        CLUSTERED SQL SERVERS: Windows NT
           Here)                          Server Enterprise Edition running
                                          Microsoft SQL database and attached
                                          via SCSI to RAID.

                                          CLUSTERED RAID FILE SERVER (storage
                                          array will be converted to a fiber
                                          channel storage solution in 1999)


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


                                   SCHEDULE C
                                   ----------

                              TERMS AND CONDITIONS
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